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This document is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated September 1, 2006 and the notices of variation and extension dated October 10, 2006 and October 17, 2006. If you are in any doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

October 27, 2006

NOTICE OF EXTENSION

by

DEMATAL CORP.

a direct wholly-owned subsidiary of

GENZYME CORPORATION

in respect of its

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ANORMED INC.

on the basis of

U.S.$13.50 for each common share

Dematal Corp. (the "Offeror"), a Nova Scotia unlimited company and a direct wholly-owned subsidiary of Genzyme Corporation ("Genzyme"), hereby gives notice that it is extending its offer, as varied and extended by the notices of variation and extension dated October 10, 2006 (the "First Notice") and October 17, 2006 (the "Second Notice", and the offer as varied and extended by the First Notice and the Second Notice, the "Revised Offer"), to purchase for cash all of the issued and outstanding common shares ("AnorMED Shares") of AnorMED Inc. ("AnorMED"), including any AnorMED Shares that may become issued and outstanding after the date of the Revised Offer but before the Expiry Time upon the exercise of any existing options of AnorMED or other rights to acquire AnorMED Shares, at a price of U.S.$13.50 per AnorMED Share, in order to extend the expiry of the Revised Offer from 8:00 a.m. (Vancouver time) on November 6, 2006 to 8:00 a.m. (Vancouver time) on November 7, 2006.

The Offer, as extended, will be open for acceptance until 8:00 a.m. (Vancouver time) on November 7, 2006, unless further extended or withdrawn by the Offeror.

The board of directors of AnorMED has unanimously recommended that Shareholders accept the   Offer and tender their AnorMED Shares.

This notice of extension (the "Notice") should be read in conjunction with the Offer to Purchase and Circular dated September 1, 2006 (the "Offer to Purchase and Circular"), the First Notice, the Second Notice and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular, all the provisions of which are incorporated herein by reference. In this Notice, unless the context requires otherwise or unless otherwise defined, terms denoted by initial capital letters and not defined have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice and the Second Notice. References in this Notice to the "Offer" shall refer to the Revised Offer, as amended by this Notice.

The Dealer Managers for the Offer are:

In Canada: UBS Securities Canada Inc.	In the United States: UBS Securities LLC

        Shareholders who have validly deposited and not withdrawn their AnorMED Shares need to take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on blue paper) which accompanied the Offer to Purchase and Circular or a facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their AnorMED Shares and all other required documents, with the Depositary or the U.S. Forwarding Agent in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer (1) by following the procedures for book-entry transfer of AnorMED Shares described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Book-Entry Transfer", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular", or (2) if the certificate(s) representing the AnorMED Shares are not immediately available, if the procedure for book-entry transfer cannot be completed on a timely basis or if the certificate(s) and all other required documents cannot be provided to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular", using the Notice of Guaranteed Delivery (printed on green paper) which accompanied the Offer to Purchase and Circular, or a facsimile thereof. Persons whose AnorMED Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

        Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers. Their contact details are provided on the last page of this document. Additional copies of this Notice, the Offer to Purchase and Circular, the First Notice, the Second Notice, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent.

        No person has been authorized to give any information or make any representation other than those contained in this Notice, the Offer to Purchase and Circular, the First Notice, the Second Notice, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedule TO filed with the SEC, as amended, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

FORWARD-LOOKING STATEMENTS

        This Notice, the Offer to Purchase and Circular, the First Notice and the Second Notice contain forward-looking statements that are subject to risks and are based on a number of assumptions and other factors. See "Forward Looking Statements" in the Offer to Purchase and Circular.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of Nova Scotia, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court's judgment.

        Shareholders should be aware that the purchase by the Offeror of the AnorMED Shares held by them as described in this Notice, the Offer to Purchase and Circular, the First Notice and the Second Notice may have tax consequences both in the United States and Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States or Canada may not be fully described herein. See Section 16 of the Circular, "Certain

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Canadian Federal Income Tax Considerations", and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

EXCHANGE RATE INFORMATION

        In this Notice, except where otherwise indicated, all references to "dollars" or "$" are in United States dollars. The Bank of Canada noon spot exchange rate on October 26, 2006 was U.S.$1.00 = Cdn.$1.1254.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for AnorMED Shares and is not made for any options or other rights to acquire AnorMED Shares. Any holder of such options or other rights to acquire AnorMED Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing AnorMED Shares that may be deposited in accordance with the terms of the Offer.

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NOTICE OF EXTENSION

October 27, 2006

TO: THE HOLDERS OF ANORMED SHARES

        By notice to the Depositary dated October 27, 2006 and as set forth in this Notice, the Offeror has extended its Revised Offer dated October 17, 2006 to purchase for cash all of the issued and outstanding AnorMED Shares, including any AnorMED Shares that may become issued and outstanding after the date of the Revised Offer but before the Expiry Time upon the exercise of any existing options of AnorMED or other rights to acquire AnorMED Shares, at a price of U.S.$13.50 per AnorMED Share.

        This Notice should be read in conjunction with the Offer to Purchase and Circular, the First Notice, the Second Notice and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular, all the provisions of which are incorporated herein by reference.

        In this Notice, unless the context requires otherwise or unless otherwise defined, terms denoted by initial capital letters and not defined have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice and the Second Notice. References in this Notice to the "Offer" shall refer to the Revised Offer, as amended by this Notice.

1.     Extension of the Offer

        The Offeror has amended the Revised Offer by extending its expiry from 8:00 a.m. (Vancouver time) on November 6, 2006 to 8:00 a.m. (Vancouver time) on November 7, 2006, unless the Offeror further extends the period during which the Offer is open for acceptance pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer". Accordingly, the definition of "Expiry Date" in the Revised Offer (found at page 1 of the Second Notice) is deleted and replaced by the following definition:

  "Expiry Date" means November 7, 2006, or such other date as is set out in a notice of extension or variation of the Offer issued at any time and from time to time extending the period during which AnorMED Shares may be deposited under the Offer.

        In addition, all references to November 6, 2006 or to 8:00 a.m. (Vancouver time) on November 6, 2006 in the Offer to Purchase and Circular, the First Notice, the Second Notice, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedule TO filed with the SEC, as amended, are amended to refer to November 7, 2006 or to 8:00 a.m. (Vancouver time) on November 7, 2006, respectively.

        For purposes of United States tender offer rules, the Offeror hereby discloses that, as of 5:00 p.m. (Toronto time) on October 26, 2006, 52,468 AnorMED Shares have been deposited to the Offer and not withdrawn.

2.     Recent Developments

        On October 20, 2006, Genzyme filed a Notification and Report Form with respect to the Revised Offer with the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission (the "FTC") pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The applicable waiting period under the HSR Act will expire at 11:59 p.m. on November 6, 2006, unless the Antitrust Division or the FTC requests additional information or documentary material from Genzyme or determines that the Notification and Report Form was not complete, or unless early termination of the waiting period is granted.

        As a result, the Offeror decided to amend the Revised Offer by extending its expiry from 8:00 a.m. (Vancouver time) on November 6, 2006 to 8:00 a.m. (Vancouver time) on November 7, 2006.

3.     Time for Acceptance

        The Offer is now open for acceptance until the Expiry Time, being 8:00 a.m. (Vancouver time) on November 7, 2006, unless further extended or withdrawn by the Offeror. The Expiry Time may be further

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extended by the Offeror in its sole discretion as described in Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

4.     Manner of Acceptance

        Shareholders who wish to accept the Offer are referred to Section 3 of the Offer to Purchase, "Manner of Acceptance", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular", for a description of the alternative procedures to be followed for a valid acceptance.

5.     Withdrawal of Deposited AnorMED Shares

        Shareholders are referred to Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular", for a description of the procedures for exercising the right to withdraw AnorMED Shares deposited under the Offer.

6.     Take-Up and Payment for Deposited AnorMED Shares

        Shareholders are referred to Section 7 of the Offer to Purchase, "Take-Up and Payment for Deposited AnorMED Shares", for details as to the take-up and payment for AnorMED Shares under the Offer.

7.     Variations to the Original Offer

        The Offer to Purchase and Circular, the First Notice, the Second Notice, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice in order to give effect to the amendments set forth in this Notice. Except as otherwise set forth in this Notice, the terms and conditions of the Revised Offer and the information in the Offer to Purchase and Circular, the First Notice, the Second Notice, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

8.     Shareholders' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

9.     Directors' Approval

        The contents of this Notice have been approved, and the sending thereof to the Shareholders has been authorized, by the board of directors of the Offeror and Genzyme.

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APPROVAL AND CERTIFICATE OF DEMATAL CORP.

        The contents of this Notice of Extension have been approved, and the sending thereof to Shareholders has been authorized, by the board of directors of the Offeror.

        The foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the notices of variation and extension dated October 10, 2006 and October 17, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the notices of variation and extension dated October 10, 2006 and October 17, 2006, does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: October 27, 2006

(Signed) HENRI A. TERMEER President and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Chief Financial Officer
On behalf of the board of directors of Dematal Corp.
(Signed) GEORGES GEMAYEL Director	(Signed) PETER WIRTH Director

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APPROVAL AND CERTIFICATE OF GENZYME CORPORATION

        The contents of this Notice of Extension have been approved, and the sending thereof to Shareholders has been authorized, by the board of directors of Genzyme.

        The foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the notices of variation and extension dated October 10, 2006 and October 17, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the notices of variation and extension dated October 10, 2006 and October 17, 2006, does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: October 27, 2006

(Signed) HENRI A. TERMEER Chairman and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Executive Vice President and Chief Financial Officer
On behalf of the board of directors of Genzyme
(Signed) ROBERT J. CARPENTER Director	(Signed) DOUGLAS A. BERTHIAUME Director

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The Depositary for the Offer is:

CIBC Mellon Trust Company

By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9	By Facsimile Transmission 416-643-3148

Telephone: 416-643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com

By Registered Mail, by Hand or by Courier

Vancouver
1066 West Hastings Street
16th Floor
Vancouver, BC V6E 3X1

The U.S. Forwarding Agent for the Offer is:

Mellon Investor Services LLC

By Mail, Registered Mail, Hand or Courier
120 Broadway, 13th Floor
New York, New York 10027

Toll Free: 1-800-777-3674

The Dealer Managers for the Offer are:

In Canada UBS Securities Canada Inc. 161 Bay Street, Suite 4100 Toronto, Ontario M5J 2S1 Telephone: 416-350-2201	In the United States UBS Securities LLC 299 Park Avenue New York, New York 10171 Telephone: 1-877-299-7215

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders Call Toll-Free:
1-877-456-3402 (for English)
1-877-825-8777 (for French)

Banks and Brokers Call Collect:
212-750-5833

        Any questions and requests for assistance may be directed by holders of AnorMED Shares to the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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FORWARD-LOOKING STATEMENTS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
EXCHANGE RATE INFORMATION
NOTICE TO HOLDERS OF OPTIONS
NOTICE OF EXTENSION
APPROVAL AND CERTIFICATE OF DEMATAL CORP.
APPROVAL AND CERTIFICATE OF GENZYME CORPORATION